UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	October 10, 2004

TRW Automotive Holdings Corp.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31970	81-0597059

(Commission File Number)	(IRS Employer Identification No.)

12025 Tech Center Drive, Livonia, Michigan	48150

(Address of Principal Executive Offices)	(Zip Code)

(734) 855-2600

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     On October 10, 2004, TRW Automotive Holdings Corp. (the “Company”) entered into a note purchase and settlement agreement (the “Note Purchase and Settlement Agreement”) with Northrop Grumman Corporation (“Northrop”), Northrop Grumman Space & Mission Systems Corp. (formerly known as TRW Inc., “NGS&MS”), TRW Automotive Intermediate Holdings Corp., a subsidiary of the Company (“Intermediate”), and Automotive Investors L.L.C. (“AI LLC”), an affiliate of The Blackstone Group L.P. (“Blackstone”). AI LLC holds 56.7% of the outstanding shares of common stock of the Company. An affiliate of Northrop owns 17.2% of the outstanding shares of common stock of the Company.

     The Note Purchase and Settlement Agreement provides for the settlement of certain matters arising among the parties relating to the Master Purchase Agreement between AI LLC (as assignee) and Northrop dated as of November 18, 2002, and amended on December 20, 2002 and February 28, 2003 (as so amended, the “Master Purchase Agreement”) and the Employee Matters Agreement between NGS&MS and the Company dated as of February 28, 2003 (the “Employee Matters Agreement”) and the purchase by Intermediate of the $600 million original principal amount subordinated 8% pay-in-kind note due 2018 issued by Intermediate and held by an affiliate of Northrop (the “Seller Note”). The Master Purchase Agreement, the Employee Matters Agreement and the Seller Note were entered into in connection with the acquisition from Northrop by a subsidiary of the Company of the shares of the subsidiaries of NGS&MS engaged in the automotive business (the “Acquisition”).

     Pursuant to the Note Purchase and Settlement Agreement, (i) the Company will cause its salaried pension plan to pay approximately $21 million (plus associated earnings since the Acquisition) to NGS&MS’s salaried pension plan in connection with an agreement regarding the split of pension assets at the time of the Acquisition and (ii) the Company’s salaried pension plan will reimburse NGS&MS’s salaried pension plan for approximately $5 million in benefits paid by NGS&MS’s salaried pension plan to the Company’s plan participants. In addition, as previously described by the Company in its most recent Form 10-K and its Registration Statement on Form S-1 relating to its initial public offering, pursuant to the Master Purchase Agreement, Northrop was obligated to indemnify the Company for certain cash other post-retirement benefits (OPEB) payments, provided, however, that following the Company’s initial public offering such payments would instead be paid to the Company’s stockholders as of the date of the closing of the Acquisition who remain stockholders as of the date of such payment, in proportion to their beneficial ownership of the Company’s voting securities as of such date of payment. In satisfaction of this obligation, Northrop will pay AI LLC (for the benefit of AI LLC and certain other stockholders) an aggregate of $52.5 million.

     The Note Purchase and Settlement Agreement also provides for (A) mutual releases by Northrop and the Company from certain potential indemnification claims under the Master Purchase Agreement and the Employee Matters Agreement and (B) Intermediate to make a net cash payment of $493.5 million to Northrop in respect of the purchase of the Seller Note. The cash payment of $493.5 million for the Seller Note is net of a credit of $40.5 million ascribed to the released claims. The purchase of the Seller Note is contingent on receipt of sufficient financing. If Intermediate does not obtain sufficient financing on or prior to November 22, 2004, then in lieu of the purchase of the Seller Note, Northrop will pay the Company $40.5 million for the aforementioned releases and the Seller Note will be amended to delete the requirement for consent by the issuer to assignments by the holder. The Company issued a press release dated October 13, 2004, which is attached as an exhibit to this Current Report on Form 8-K. The press release relates to the proposed refinancing of the Seller Note and the related expected significant fourth quarter charge to account for the difference between the book value of the Seller Note and the consideration paid for the Seller Note.

     The Note Purchase and Settlement Agreement also clarifies certain ongoing indemnification matters under the Master Purchase Agreement and amends certain terms under the Employee Matters Agreement to clarify the intent of the parties. The impact of these matters does not have a material effect on the financial statements of the Company. The Note Purchase and Settlement Agreement contains such other releases and terms as are customary for agreements of this kind.

ITEM 8.01. OTHER EVENTS

     The Company issued a press release dated October 13, 2004 relating to the proposed refinancing of the Seller Note, which is attached as an exhibit to this Current Report on Form 8-K.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

     (c) Exhibits.

Exhibit No.	Description
99.1	Press release of TRW Automotive Holdings Corp.
dated October 13, 2004

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRW AUTOMOTIVE HOLDINGS CORP.
Dated: October 13, 2004	By:	/s/ Joseph S. Cantie
Joseph S. Cantie
Executive Vice President and Chief Financial Officer

Index to Exhibits

Exhibit No.	Description

99.1	Press release of TRW Automotive Holdings Corp. dated October 13, 2004